Exhibit 99.1

NEWS RELEASE

1625 Broadway, Suite 250
Denver, Colorado 80202
Telephone: 303-592-8075
Fax: 303-592-8071
Contact: Lynn Peterson, CEO

FOR RELEASE AT 6:00 AM EDT ON MONDAY, OCTOBER 26, 2009

Kodiak Oil & Gas Corp. Announces

Public Offering of Common Stock

DENVER, October 26, 2009 — /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG) today announced that it is commencing an offering of up to 10,000,000 shares of its common stock in a public offering.  KeyBanc Capital Markets Inc. is acting as the sole book runner for the offering and as the co-manager with Thomas Weisel Partners LLC.  Proceeds of the offering will be used primarily for drilling and completion activities on Kodiak’s Williston Basin leases in the Bakken and Three Forks reservoirs, and for other general corporate activities.  The Company intends to grant the underwriters a 30-day option to purchase up to an additional 1,500,000 common shares to cover over-allotments, if any.

The offering is being made pursuant to an effective shelf registration statement that Kodiak filed with the Securities and Exchange Commission on July 14, 2008.  A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy common stock of Kodiak Oil & Gas Corp., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

When available, copies of the preliminary prospectus supplement and accompanying prospectus relating to these securities may be obtained by contacting KeyBanc Capital Markets, Attn: Prospectus Delivery Department, 800 Superior Avenue, 17th Floor, Cleveland, Ohio 44114, phone: 216.563.2018.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11